                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                  Walgreen Co.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                 WALGREENS LOGO

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                                                               November 24, 1998

Dear Walgreens Shareholder:

     You are cordially invited to our Annual Shareholders' Meeting on Wednesday, January 13, 1999, at 2:00 p.m., Central Standard Time. The meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois.

     We have selected this new location to more comfortably accommodate our growing number of attendees. Navy Pier offers ample indoor parking and is accessible by public transportation, with service provided by six CTA bus lines.

     As usual, we will offer a sign language interpreter for the hearing-impaired. If you would like to take advantage of this service, please watch for a sign directing you to a special area or seek assistance from one of our ushers.

     We look forward to welcoming you to Navy Pier January 13. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the voting instructions on the enclosed proxy card.

     Our best wishes for a happy holiday season!

Sincerely,

C.R. WALGREEN III
C. R. WALGREEN III
Chairman

L. DANIEL JORNDT
L. DANIEL JORNDT
CEO and President

                               WALGREEN CO. LOGO

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD WEDNESDAY, JANUARY 13, 1999

TO THE SHAREHOLDERS OF WALGREEN CO.:

     The Annual Meeting of Shareholders of WALGREEN CO., an Illinois corporation, will be held at the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 13, 1999, at 2:00 P.M. Central Standard Time. The Annual Meeting is for the following purposes:

     (1) To elect eleven directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified; and

     (2) To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only shareholders of record at the close of business on November 16, 1998, are entitled to vote at the meeting.

     Shareholders are cordially invited to attend the Annual Meeting. If attending, you should bring the admission ticket attached to the enclosed proxy. Please sign, date and return the proxy in the envelope provided whether or not you plan to attend the Annual Meeting in person. The proxy may be revoked at any time before it is voted. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

     For further information concerning individuals nominated as directors and the use of the proxy, you are respectfully urged to read the proxy statement on the following pages.

     The Company's Annual Report to shareholders for 1998 is enclosed with this proxy statement.

                                        By order of the Board of Directors.

                                        Julian A. Oettinger
                                                  JULIAN A. OETTINGER
                                                       Secretary

November 24, 1998

                               WALGREEN CO. LOGO

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                                                               November 24, 1998

                                PROXY STATEMENT

     This proxy statement is being sent on November 24, 1998, in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of Walgreen Co. to be held on January 13, 1999, and further to inform the shareholders concerning the use of the proxy and the business to be transacted at the meeting.

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Shareholders are entitled to one vote for each share. Only shareholders of record at the close of business on November 16, 1998, are entitled to notice of, and to vote at, the meeting.

     The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company's proxy material and Annual Report to beneficial owners of stock held in their names, and the Company may reimburse them for reasonable out-of-pocket expenses incurred in so doing. The Company may also elect to retain professional solicitors to assist in the solicitation of proxies. Any professional solicitors will be paid by the Company.

                             ELECTION OF DIRECTORS

     There are eleven nominees for election to the Board of Directors. All of the incumbent directors have been nominated for re-election. David W. Bernauer and Alan G. McNally are being nominated for election to the Board of Directors for the first time this year.

     In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the eleven nominees. Alternatively, shareholders may cumulate their votes and give eleven votes to one nominee for each share owned, or they may distribute their votes on the same principal among as many nominees as they choose. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting. Withheld votes have the effect of votes against the election of directors, since there are fewer votes for election. Broker non-votes will not count as votes. As of the close of business on November 16, 1998, the Company had outstanding 498,850,475 shares of Common Stock.

     Proxy votes will be cast for the election of the nominees named below to hold office for one year or until their successors are elected and qualified, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person as they shall designate.

     The following tabulation sets forth the names, ages, principal occupations and other information respecting the director nominees:

            NAMES AND AGES OF DIRECTOR NOMINEES,                PERIOD OF SERVICE
                THEIR PRINCIPAL OCCUPATIONS                        AS DIRECTOR
                   AND OTHER INFORMATION                            BEGAN IN
            ------------------------------------                -----------------
Charles R. Walgreen III, 63--Chairman of the Board. Until             1963
  January 1998, Mr. Walgreen was also Chief Executive
  Officer.
David W. Bernauer, 54--Senior Vice President (since July
  1996) and Chief Information Officer (since February 1995).
  Mr. Bernauer was a Vice President from February 1990 to
  July 1996. Effective January 1999, he will be Chief
  Operating Officer and President.
William C. Foote, 47--Chairman of the Board and Chief                 1997
  Executive Officer of USG Corporation (since August 1997).
  Until August 1997, Mr. Foote was also President of USG
  Corporation. From January 1996 through March 1996, Mr.
  Foote was Chief Executive Officer and President of USG
  Corporation. Mr. Foote was Chief Operating Officer and
  President of USG Corporation from January 1994 through
  December 1995; and Chief Executive Officer and President
  of USG Interiors, Inc. from January 1993 through December
  1993.
Mr. Foote is also a director of USG Corporation and GATX
  Corporation.
James J. Howard, 63--Chairman of the Board, Chief Executive           1986
  Officer and President of Northern States Power Company.
Mr. Howard is also a director of Northern States Power
  Company, Honeywell Inc., Ecolab, Inc., ReliaStar Financial
  Corp. (formerly NWNL Companies, Inc.) and the Federal
  Reserve Bank of Minneapolis.
Charles D. Hunter, 68--Retired Vice Chairman and Chief                1974
  Financial Officer.
L. Daniel Jorndt, 57--Chief Executive Officer (since January          1990
  1998), Chief Operating Officer and President. In January
  1999, David W. Bernauer will become Chief Operating
  Officer and President.
Alan G. McNally, 53--Chairman of the Board (since April
  1998) and President (since April 1994) of Bankmont
  Financial Corporation. Chairman of the Board (since April
  1995) of Harris Bankcorp, Inc., Harris Bankmont, Inc. and
  Harris Trust and Savings Bank. Mr. McNally has been Chief
  Executive Officer of Harris Bankcorp, Inc. and Harris
  Trust and Savings Bank since September 1993; Chief
  Executive Officer of Harris Bankmont, Inc. since October
  1994; and Vice Chairman of Bank of Montreal since 1990.
Cordell Reed, 60--Former Senior Vice President of                     1994
  Commonwealth Edison Co. (retired 1997).
Mr. Reed is also a director of LaSalle National Corporation,
  LaSalle National Bank and LaSalle Bank F.S.B.
John B. Schwemm, 64--Former Chairman and Chief Executive              1985
  Officer of R.R. Donnelley & Sons Company.
Mr. Schwemm is also a director of USG Corporation and
  William Blair Mutual Funds, Inc.
William H. Springer, 69--Former Vice Chairman of Ameritech            1988
  Corporation.
Mr. Springer is also a director of Baker, Fentress and
  Company and a trustee of Northern Institutional Funds and
  the Goldman Sachs group of investment funds.
Marilou M. von Ferstel, 60--Former Executive Vice President           1987
  and General Manager of Ogilvy Adams & Rinehart (retired
  1997).
Ms. von Ferstel is also a director of Illinova Corporation.

        INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met four times and there were 16 meetings of Board Committees during the 1998 fiscal year. All directors attended more than 75% of the aggregate of the meetings of the Board of Directors and the meetings of the Board Committees on which he or she served.

COMPENSATION OF DIRECTORS

     Full-time employees of the Company who serve as Directors receive only reimbursement of expenses incurred in attending meetings. During fiscal year 1998, Directors who were not employees received a quarterly retainer of $6,375 for Board service, a fee of $1,200 for each Board of Directors and Board Committee meeting attended, and reimbursement for expenses incurred in connection with such meetings.

     Mr. Hunter received $122,222 in consulting fees from the Company during fiscal 1998 pursuant to a Consulting Agreement entered into prior to his retirement as an officer of the Company. The Consulting Agreement, which ended June 7, 1998, provided Mr. Hunter with one year's base salary over a three-year term for consulting services. Mr. Hunter did not receive Director's fees during the time period his Consulting Agreement was in effect.

     Mr. Walgreen III did not receive Director's fees. He received $245,750 in consulting fees from the Company during fiscal 1998 pursuant to a Consulting Agreement entered into prior to his retirement as Chief Executive Officer of the Company. The Consulting Agreement provides Mr. Walgreen III with 150% of his base salary in effect at retirement over a three-year term for consulting services and ends February 27, 2001.

     Messrs. Howard, Schwemm, Springer and Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted Directors to defer a portion of his or her retainer fees. During fiscal 1998, payments were made to Directors under such plans as follows: Mr. Howard, $25,050; Mr. Schwemm, $25,050; Mr. Springer, $19,894; and Ms. von Ferstel, $22,950.

     Effective November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan pursuant to which each nonemployee Director of the Company will receive an annual equity grant, the amount of which is subject to adjustment on an annual basis. In fiscal 1998, each director received a grant of 1,400 shares. During the term of the Plan, each Director will also receive fifty percent of his or her quarterly retainer in the form of shares, which may be deferred into stock units. In addition, a Director may elect to receive all or a portion of the cash component of his or her quarterly retainer and meeting fees in the form of deferred stock units or to have such amounts placed in a deferred cash compensation account. This Plan is a replacement for certain compensation arrangements for nonemployee Directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. The Walgreen Co. Retirement Plan for Outside Directors will continue to apply in the future only with respect to compensation earned by nonemployee Directors for periods of service prior to November 1, 1996. Under the terms of the Walgreen Co. Retirement Plan for Outside Directors, the annual benefits payable to a Director for the shorter of (i) the number of years the Director served as a non-employee member of the Board, or (ii) ten years, were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the Director's final annual retainer for each year of service as a non-employee Director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the Director on the date of his or her retirement from the Board of Directors.

COMMITTEES

     The Board of Directors had standing Executive, Audit, Compensation, Finance and Nominating and Governance Committees during fiscal 1998, each of which is described below.

     The Executive Committee met three times during the fiscal year. The Committee is composed of L. Daniel Jorndt, Chairman; Charles D. Hunter; Cordell Reed; John B. Schwemm and William H. Springer. During intervals between meetings of the Board of Directors, the Executive Committee possesses such powers of the Board of Directors in the management of the business and affairs of the Company as may be delegated by the Board of Directors, subject to such limitations as may be imposed by law and the By-Laws of the Company.

     The Audit Committee met four times during the fiscal year. The Committee is composed of John B. Schwemm, Chairman; William C. Foote; and Marilou M. von Ferstel. The Committee's responsibilities include evaluation of significant matters relating to the audit and internal controls of the Company and review of the scope and results of audits by the independent auditors.

     The Compensation Committee met four times during the fiscal year. The Committee is composed of William H. Springer, Chairman; James J. Howard; and John B. Schwemm. The Committee reviews the Company's remuneration policies and practices, including executive salaries, compensation and other employee benefits; and administers the Company's Restricted Performance Share Plan, the 1982 Employees Stock Purchase Plan, the Executive Stock Option Plan, the 1986, 1988, 1992 and 1997 Executive Deferred Compensation/Capital Accumulation Plans, the Walgreen Co. Section 162(m) Deferred Compensation Plan and the Walgreen Co. Nonemployee Director Stock Plan.

     The Finance Committee met four times during the fiscal year. The Committee is composed of Charles D. Hunter, Chairman; L. Daniel Jorndt; Cordell Reed; and Charles R. Walgreen III. The Finance Committee reviews the financial requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

     The Nominating and Governance Committee met one time during the fiscal year. The Committee is composed of John B. Schwemm, Chairman; James J. Howard; and Marilou M. von Ferstel. The Nominating and Governance Committee considers matters related to corporate governance, develops general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board of Directors. The Nominating and Governance Committee will consider persons recommended by shareholders for inclusion as nominees for election to the Board of Directors, if the names of such persons are submitted in writing in a timely manner to the Secretary of the Company. All recommendations should be accompanied by a complete statement of such person's qualifications and an indication of the person's willingness to serve.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following tabulation sets forth information as of November 16, 1998, concerning the ownership of Common Stock by each Director, each of the executive officers named in the Summary Compensation Table included in this proxy statement, and all Directors and executive officers as a group. Except as otherwise noted, the individual named possessed sole voting and investment power over such shares.

                                                                  AMOUNT OF SHARES       PERCENT OF
                     NAME OF INDIVIDUAL                          BENEFICIALLY OWNED        CLASS
                     ------------------                         ---------------------    ----------
Charles R. Walgreen III.....................................    2,738,589(1)(2)(3)(9)       .5479
David W. Bernauer...........................................      178,353(3)(4)(9)          .0357
Vernon A. Brunner...........................................      439,567(3)(9)             .0881
William C. Foote............................................        3,841                   .0008
James J. Howard.............................................       16,626                   .0033
Charles D. Hunter...........................................    3,419,426(1)(7)(9)          .6852
L. Daniel Jorndt............................................      786,557(3)(5)(9)          .1575
Glenn S. Kraiss.............................................      172,113(3)(6)(9)          .0345
Alan G. McNally.............................................        3,000                   .0006
Cordell Reed................................................        7,757                   .0016
John A. Rubino..............................................      166,994(3)(8)(9)          .0335
John B. Schwemm.............................................       19,304(10)               .0039
William H. Springer.........................................       18,957                   .0038
Marilou M. von Ferstel......................................       11,000(11)               .0022
All Directors and executive officers as a group (24
  individuals)..............................................    9,405,113(3)(9)(12)        1.8731

------------
 (1) Included in the table for Mr. Hunter are 66,977 shares owned by four trusts for which he serves as a co-trustee. Mr. Hunter possesses shared voting power and investment power with others with respect to all of the shares held by such trusts. These shares are listed pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934 and the definition of beneficial ownership therein. Mr. Hunter disclaims any beneficial interest in these shares. Mr. Walgreen III has shared beneficial interest in 27,489 shares owned by one of the trusts; these shares are also included in the table for Mr. Walgreen III. In addition, the table for Mr. Hunter contains 2,979,255 shares owned by nineteen other trusts for which he serves as co-trustee. These shares are also listed pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934. Mr. Hunter disclaims any beneficial interest in these shares.

 (2) Does not include 5,613 shares owned by Mr. Walgreen III's wife, 66,536 shares held in trust for her benefit, and 26,014 shares owned by other family members. These shares are noted pursuant to the requirements of
     Section 13(d) of the Securities Exchange Act of 1934 and the definition of beneficial ownership therein. Mr. Walgreen III disclaims any beneficial interest in these shares.

 (3) Includes shares granted pursuant to the Walgreen Restricted Performance Share Plan as follows: Mr. Walgreen III, 5,473 shares; Mr. Bernauer, 8,695 shares; Mr. Brunner, 14,241 shares; Mr. Jorndt, 29,112 shares; Mr. Kraiss, 14,241 shares; Mr. Rubino, 9,607 shares; all Directors and executive officers as a group, 144,514 shares. Each individual possesses sole voting power with respect to these shares.

 (4) Does not include 20,000 shares owned by Mr. Bernauer's wife. Mr. Bernauer disclaims any beneficial interest in such shares.

 (5) Does not include 58,812 shares owned by Mr. Jorndt's wife. Mr. Jorndt disclaims any beneficial interest in such shares.

 (6) Does not include 5,947 shares owned by Mr. Kraiss' wife. Mr. Kraiss disclaims any beneficial interest in such shares.

 (7) Does not include 274,296 shares held in trust for the benefit of Mr. Hunter's wife. Mr. Hunter serves as a co-trustee for such trust and disclaims any beneficial interest in such shares.

 (8) Does not include 21,761 shares owned by Mr. Rubino's wife. Mr. Rubino disclaims any beneficial interest in such shares.

 (9) Includes shares of stock which may be acquired within 60 days after November 16, 1998, by exercise of stock options as follows: Mr. Walgreen III, 985,080 shares; Mr. Bernauer, 131,656 shares; Mr. Brunner, 288,616 shares; Mr. Hunter, 210,496 shares; Mr. Jorndt, 541,092 shares; Mr. Kraiss, 157,872 shares; Mr. Rubino, 131,244 shares; all Directors and executive officers as a group, 3,260,542 shares.

(10) Does not include 2,400 shares owned by Mr. Schwemm's wife. Mr. Schwemm disclaims any beneficial interest in these shares.

(11) Does not include 2,000 shares owned by Ms. von Ferstel's husband. Ms. von Ferstel disclaims any beneficial interest in these shares.

(12) Includes 139,097 shares held by family members of executive officers, the beneficial ownership of which has been disclaimed by such officers in reports filed with the Securities and Exchange Commission.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 1998, except that Glenn S. Kraiss filed a report showing option exercises and related sales twelve days late and Marilou M. von Ferstel filed one report showing a sale of 557 shares two months late.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation of the Company's Chairman, the Chief Executive Officer, and the next four most highly compensated executive officers for the last three fiscal years.

                                                ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                       --------------------------------------   ----------------------------------------
                                                                                          AWARDS               PAYOUTS
                                                                                ---------------------------   ----------
                                                                      OTHER                      SECURITIES
                                                                     ANNUAL       RESTRICTED     UNDERLYING
                                                                     COMPEN-        STOCK         OPTIONS        LTIP
 NAME AND PRINCIPAL POSITION    YEAR   SALARY($)(1)   BONUS($)(1)   SATION($)   AWARD(S)($)(2)      (#)       PAYOUTS($)
------------------------------  ----   ------------   -----------   ---------   --------------   ----------   ----------
Charles R. Walgreen III(4)      1998     491,500        310,778      303,157       147,429        109,475         0
  Chairman of the Board and     1997     924,667        603,487      226,815       273,900              0         0
  former Chief Executive
    Officer                     1996     869,667        490,565      129,821       240,174              0         0
L. Daniel Jorndt                1998     806,667        507,379      115,196       215,985        280,185         0
  Chief Executive Officer,
    Chief                       1997     678,333        438,591       92,825       200,987              0         0
  Operating Officer and
    President                   1996     636,667        355,588       12,237       175,739              0         0
Vernon A. Brunner               1998     399,583        243,793       93,300       103,925         28,584         0
  Executive Vice President      1997     376,667        236,656       75,314        98,538              0         0
                                1996     356,667        193,385       39,407        86,608              0         0
Glenn S. Kraiss                 1998     399,583        243,793       95,551       103,925         28,584         0
  Executive Vice President      1997     376,667        236,656       72,439        98,538              0         0
                                1996     356,667        193,385       44,197        86,608              0         0
John A. Rubino                  1998     294,500        175,751       37,169        70,064         18,969         0
  Senior Vice President         1997     279,500        171,612       42,607        66,479              0         0
                                1996     264,500        139,992       22,154        58,457              0         0
David W. Bernauer               1998     292,000        174,133       28,841        68,879         18,645         0
  Senior Vice President         1997     266,167        162,687       21,461        62,865              0         0
                                1996     233,000        121,744       16,508        49,074              0         0


                                 ALL OTHER
                                COMPENSATION
 NAME AND PRINCIPAL POSITION       ($)(3)
------------------------------  ------------
Charles R. Walgreen III(4)        452,456
  Chairman of the Board and       589,882
  former Chief Executive
    Officer                       515,785
L. Daniel Jorndt                  410,486
  Chief Executive Officer,
    Chief                         377,328
  Operating Officer and
    President                     349,839
Vernon A. Brunner                 220,595
  Executive Vice President        209,579
                                  198,484
Glenn S. Kraiss                   242,700
  Executive Vice President        231,101
                                  217,750
John A. Rubino                    139,124
  Senior Vice President           143,347
                                  135,701
David W. Bernauer                 143,565
  Senior Vice President           128,022
                                  102,378

------------
(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) All restricted shares reflected in this column were granted as a result of the attainment of performance goals under the Restricted Performance Share Plan (a description of the Plan and the performance measures are provided in the Compensation Committee Report on Executive Compensation). Fifty percent of the award earned in 1998 is payable in cash (reflected in the All Other Compensation column), and the remaining fifty percent is payable in restricted shares. Both the cash and stock awards vest in equal amounts over a four-year period. The total number of restricted shares and their aggregate market value at August 31, 1998: Mr. Walgreen III, 5,473 shares valued at $210,026; Mr. Jorndt, 29,112 shares valued at $1,117,173; Mr. Brunner, 14,241 shares valued at $546,498; Mr. Kraiss, 14,241 shares valued at $546,498; Mr. Rubino, 9,607 shares valued at $368,669; and Mr. Bernauer, 8,695 shares valued at $333,671. The aggregate market value is based on the fair market value of Common Stock as of August 31, 1998 of $38.375. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of Common Stock.

(3) Detail of the amounts reported in the All Other Compensation column for 1998 is provided in the table below. Split-dollar life insurance represents the actuarial value of the benefit to the executive of the current year's insurance premium paid by the Company in excess of that required to fund the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at the later of retirement or 11 years.

                                                MR.          MR.        MR.        MR.        MR.        MR.
                     ITEM                   WALGREEN III    JORNDT    BRUNNER     KRAISS     RUBINO    BERNAUER
                     ----                   ------------   --------   --------   --------   --------   --------
    Split-Dollar Life Insurance...........    $ 69,636     $ 33,775   $ 20,762   $ 35,041   $ 14,348   $ 12,438
    Above-Market Interest Earned on
      Deferred Compensation...............      83,140       22,949     19,009     29,934     12,170      6,731
    Profit-Sharing Retirement Plan........       6,928        6,928      6,928      6,928      6,928      6,928
    Profit-Sharing Restoration Plan.......     145,281      130,819     69,921     66,822     35,582     48,587
    Restricted Performance Share Plan Cash
      Award...............................     147,471      216,015    103,975    103,975     70,096     68,881
                                              --------     --------   --------   --------   --------   --------
             Total........................    $452,456     $410,486   $220,595   $242,700   $139,124   $143,565
                                              ========     ========   ========   ========   ========   ========

(4) Mr. Walgreen III retired on February 27, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding non-qualified options granted to the named executive officers during the Company's last fiscal year.

                                        INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------
                                                       % OF TOTAL
                                      SECURITIES         OPTIONS          EXERCISE
                                      UNDERLYING       GRANTED TO            OR                        GRANT DATE
                                       OPTIONS          EMPLOYEES        BASE PRICE     EXPIRATION    PRESENT VALUE
               NAME                   GRANTED(#)    IN FISCAL YEAR(1)     ($/SH)(2)        DATE          ($)(3)
               ----                   ----------    -----------------    -----------    ----------    -------------
Charles R. Walgreen III...........     109,475            11.10            26.9375       02/27/03         940,400
L. Daniel Jorndt..................      80,185             8.13            26.9375       09/01/07         829,260
                                       200,000            20.28            31.2500       01/14/08       2,223,600
Vernon A. Brunner.................      28,584             2.90            26.9375       09/01/07         295,611
Glenn S. Kraiss...................      28,584             2.90            26.9375       09/01/07         295,611
John A. Rubino....................      18,969             1.92            26.9375       09/01/07         196,174
David W. Bernauer.................      18,645             1.89            26.9375       09/01/07         192,823

------------
(1) Based on 986,081 options granted to all employees.

(2) Fair market value on the date of grant. For all grants except one, options are not exercisable until September 1, 2000. For the grant of 200,000 shares to Mr. Jorndt (made on January 14, 1998), the options are not exercisable until January 14, 2003.

(3) Present value was determined under the Black-Scholes option pricing model based on the following weighted average assumptions: volatility of 20.39%, representing the annual variance in the monthly percentage change in the price of the Company's Common Stock over a six-year period prior to the date of grant; a risk-free interest rate of 6.03%, representing the average seven-year treasury bill; an average expected term of 6.8 years; and an annual cash dividend yield of 0.53%. The Company's use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The ultimate realizable value of an option will depend on the market value of the Company's Common Stock on the date of exercise as compared to the exercise price of the option. The weighted average assumptions incorporate different variables due to the retirement of Mr. Walgreen III and the January 1998 grant to Mr. Jorndt.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding stock option exercises by the named executive officers during fiscal 1998, as well as the assumed value at August 31, 1998, of unexercised options held by such officers.

                                                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                              SHARES                    OPTIONS AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                            ACQUIRED ON      VALUE      ------------------------------   ------------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE      UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
           ----             -----------   -----------   -----------      -------------   -----------      -------------
Charles R. Walgreen III...    170,776      7,103,214      985,080           109,475      28,892,580         1,252,120
L. Daniel Jorndt..........     79,592      4,360,841      541,092           280,185      15,634,454         2,342,116
Vernon A. Brunner.........     39,792        876,668      288,616            28,584       8,470,683           326,930
Glenn S. Kraiss...........    130,744      3,791,153      157,872            28,584       4,573,355           326,930
John A. Rubino............     47,144      1,596,255      131,244            18,969       3,791,567           216,958
David W. Bernauer.........     45,712      1,411,357      131,656            18,645       3,906,204           213,252

------------
(1) Based on the fair market value of Company stock as of August 31, 1998 of $38.375.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements (the "Agreements") with the persons named in the Summary Compensation Table and other key employees of the Company that become effective only upon a Change of Control (as defined in the Agreements).

     In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements), he or she will be entitled to all accrued but unpaid compensation and benefits and a lump sum cash payment consisting of the employee's base salary through the date of termination, a proportionate bonus based upon the employee's annual bonus pursuant to the Management Incentive Plan for the last three fiscal years, the sum of the base salary plus bonus that the employee would be entitled to for the remainder of the employment period under the Agreement, unpaid deferred compensation and vacation pay, and the difference between the actuarial equivalent of the retirement benefit the employee would receive if the employee remained employed for the employment period and the actuarial equivalent of the employee's actual retirement benefits. In addition, for the remainder of the employment period, the employee is entitled to continued employee welfare benefits. The termination of employment of any of these individuals during the thirty-day period following the first anniversary of the effective date shall be deemed to be for Good Reason.

     The Agreement between the Company and Mr. Jorndt also provides that, in addition to the three-year term of employment described therein, upon termination of his employment, the Company will enter into a consulting agreement, consistent with the Company's past practice, providing him with one year's base salary over a three-year term for consulting services.

     The Compensation Committee Report on Executive Compensation and the performance graph that follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report and graph by specific reference.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report describes the Company's executive compensation program and the basis on which fiscal year 1998 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement. The Committee establishes all components of executive pay and recommends or reports its decisions to the Board of Directors for approval.

     To ensure the program is administered in an objective manner, the Committee is comprised entirely of independent directors. Further, Committee members have no "interlocking" relationships as defined by the Securities and Exchange Commission.

     The duties of the Committee include recommending to the Board of Directors the base salary levels for all executive officers as well as the design of awards in connection with all other elements of the executive pay program. The Committee further evaluates executive performance and addresses other matters related to executive compensation.

COMPENSATION POLICY AND OVERALL OBJECTIVES

     In developing recommendations regarding the amount and composition of executive compensation, the Committee's goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance and link the interests of the Company's executives to the interests of the Company's shareholders. In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation.

     The Committee members believe that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

     Competitive market data is provided by an outside compensation consultant. The data provided compares the Company's compensation practices to those of a group of comparator companies. The Company's market for compensation comparison purposes is comprised of a group of companies that have business operations in the retail drug industry, as well as companies having operations within broader retail and wholesale industries. In addition, the Committee considers companies which have similar sales volumes, market capitalizations and employment levels.

     In establishing a comparator group for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Committee exercises its discretion and makes its judgment after considering the factors described above.

     The companies chosen for the comparator group used for compensation purposes are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns.

     The key elements of the Company's executive compensation are base salary, annual bonuses, and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to a company's Chief Executive Officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee's objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer which would otherwise be nondeductible, it is the Company's policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person.

BASE SALARIES

     The Committee regularly reviews each executive's base salary. The base salary ranges of the Company's executives are targeted at approximately the 50th percentile of the base pay ranges of similarly positioned executives in the group of comparator companies selected for compensation comparison purposes.

     Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Increases to base salaries are driven primarily by performance, evaluated based on sustained levels of contribution to the Company.

     The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors, and makes base pay recommendations which reflect the Committee's analysis of the aggregate impact of these factors. Overall, executive salaries were increased at rates comparable to the increases provided at other similarly situated companies and are near or at market levels.

     As reflected in the Summary Compensation Table, Mr. Jorndt's salary was increased in 1998 by $128,334 (18.9%). In determining Mr. Jorndt's base salary for 1998, the Committee considered the Company's financial performance for the prior year and over an extended period of time, Mr. Jorndt's individual performance, his additional responsibilities as Chief Executive Officer beginning January 1998, and his long-term contributions to the success of the Company. The Committee also compared Mr. Jorndt's base salary and total compensation to the base salaries and total compensation of chief executive officers at comparator companies.

ANNUAL BONUSES

     The Walgreen Management Incentive Plan (the "Annual Plan") promotes the Company's pay-for-performance philosophy by providing executives and other employees with direct financial incentives in the form of annual cash bonuses to achieve performance goals tied to return on invested capital.

     Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Annual Plan emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms which are consistent for all participants.

     Each year, the Committee establishes specific goals, the achievement of which will determine the funding of the bonus pool. In turn, the size of the bonus pool will determine the amount of the relative awards to participants. Accordingly, executives' opportunities to earn bonuses correspond to the degree to which the preestablished goals are achieved.

     Target bonus awards for the named executive officers are established at levels approximating the 50th percentile of marketplace practices for executive positions. Actual payouts can rise above or fall below the targeted levels, depending upon performance relative to the preestablished performance objectives. In 1998, Mr. Jorndt's bonus represented 62.9% of his salary. This resulted in a bonus award under the Annual Plan of $507,379.

LONG-TERM INCENTIVES

     Long-term incentives are provided pursuant to the Restricted Performance Share Plan and the Executive Stock Option Plan.

     In keeping with the Company's commitment to provide a total compensation package which includes at-risk components of pay, the Committee makes annual decisions regarding appropriate long-term incentive grants for each executive. When determining these awards, the Committee considers the Company's financial performance in the prior year, executives' levels of responsibility, prior experience, historical award data, and compensation practices at comparator companies. In determining award sizes, the Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

     RESTRICTED PERFORMANCE SHARE PLAN: The Plan provides for contingent grants of restricted Common Stock and restricted cash at the beginning of one-year performance periods. The participants, the amounts of the grants to each, the performance requirements for each period, and the restrictions, are determined by the Compensation Committee.

     The performance requirements are annual FIFO earnings goals, subject to a minimum return on invested capital. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. The restricted Common Stock and restricted cash awards earned for the performance period ended August 31 of each fiscal year are restricted for a period of four years, with the restrictions lapsing at the rate of 25% per year.

     Based on the achievement of results which exceeded the annual FIFO earnings goals and met the Company's return on invested capital standard, Mr. Jorndt was granted 8,018 restricted performance shares and $216,015 restricted cash for fiscal 1998. This grant reflected performance exceeding the target performance levels. The target grant level as well as grant levels in the case of performance exceeding target performance are established in furtherance of the overall objectives detailed above and by comparison to similar grants to chief executive officers at comparator companies.

     EXECUTIVE STOCK OPTION PLAN: Stock options are granted periodically to the Company's executives at the discretion of the Committee to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under the Restricted Performance Share Plan, in order to maintain competitive levels of long-term incentive pay under the Company's long-term compensation programs.

     Stock options are granted at an option price not less than the fair market value of the Company's Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. Further, stock options reflected in the Summary Compensation Table are subject to a 36-month vesting period (60 months for the grant received by Mr. Jorndt in January 1998). This approach focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

     In fiscal 1998, Mr. Jorndt received options to purchase a total of 280,185 shares at the fair market value of shares on the dates of grant. These grants were established by comparison to 50th percentile long-term incentive grants at comparator companies. The Committee believes that this equity interest provides a strong link to the interests of shareholders.

                                            William H. Springer, Chairman
                                            James J. Howard
                                            John B. Schwemm

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares the five-year cumulative total return of the Company's Common Stock with the Value Line Drug Store Industry Peer Group and the S&P 500 Stock Index. The graph assumes a $100 investment made September 1, 1993, and the reinvestment of all dividends.

                                      Walgreen Co.
                                         Common            Peer Group           S & P 500
'1993'                                     100                 100                 100
'1994'                                      98                  96                 105
'1995'                                     130                 112                 128
'1996'                                     177                 145                 152
'1997'                                     294                 232                 214
'1998'                                     421                 323                 231

                                                       DOLLAR VALUE OF INVESTMENT AT AUGUST 31
                                                       ---------------------------------------
                                                       1993   1994   1995   1996   1997   1998
                                                       ----   ----   ----   ----   ----   ----
Walgreen Co. Common..................................  $100   $ 98   $130   $177   $294   $421
Peer Group...........................................  $100   $ 96   $112   $145   $232   $323
S & P 500............................................  $100   $105   $128   $152   $214   $231

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen L.L.P. will serve as the independent auditors for the Company and its subsidiary corporations for the fiscal year ending August 31, 1999. This firm has served as the independent auditors for the Company since 1924. Representatives of the firm are expected to be present at the Annual Meeting to respond to shareholders' questions and to have the opportunity to make any statements they consider appropriate.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholders may submit proposals appropriate for shareholder action at the Company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting they must be received by the Company no later than July 27, 1999. Such proposals should be directed to Walgreen Co.,
Attention: Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

     In addition, the Company's By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company's proxy statement, to be brought before an Annual Meeting. In general, notice must be received by the corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting. The notice should contain a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; the name and address, as they appear in the Company's books, of the shareholder proposing such business; the class and number of shares of the Company that are beneficially owned by the shareholder; and any material interest of the shareholder in such business. Any proposal received less than 45 days prior to the anniversary of the mailing date of the proxy statement for the immediately preceding Annual Meeting may be voted on by the individuals named in the proxies in their discretion.

                                        By order of the Board of Directors.

                                        Julian A. Oettinger
                                                  JULIAN A. OETTINGER
                                                       Secretary

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO WALGREEN CO., ATTENTION: MR. JEFFREY A. REIN, TREASURER, 200 WILMOT ROAD, DEERFIELD, ILLINOIS 60015.

                                                                        APPENDIX
PROXY                                                               PROXY



                                  WALGREEN CO.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints CHARLES R. WALGREEN III, L. DANIEL JORNDT and CHARLES D. HUNTER, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held at the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 13, 1999, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

NOMINEES:

Charles R. Walgreen III, David W. Bernauer, William C. Foote, James J. Howard, Charles D. Hunter, L. Daniel Jorndt, Alan G. McNally, Cordell Reed, John B. Schwemm, William H. Springer, Marilou M. von Ferstel.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS SPECIFIED THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS.


PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                             *  DETACH PROXY CARD *




--------------------------------------------------------------------------------


                                ADMISSION TICKET

                                     [LOGO]

                         ANNUAL MEETING OF SHAREHOLDERS
                          Wednesday, January 13, 1999
                        2:00 P.M. Central Standard Time
                          Grand Ballroom of Navy Pier
                             600 East Grand Avenue
                               Chicago, Illinois


    A map detailing directions to the meeting site is shown on reverse side.

 Please present this original for admission.  Photocopies will not be accepted.
          You may be asked for identification at the time of admission.



--------------------------------------------------------------------------------

                                  WALGREEN CO.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]
[                                                                             ]


                                            FOR     WITHHOLD     FOR ALL
1. Election of Directors                    ALL       ALL        EXCEPT*     In their discretion, the Proxies are
   NOMINEES:                                                                 authorized to vote on such other matters
   Charles R. Walgreen III, David           [ ]       [ ]          [ ]       as may properly come before the meeting.
   W. Bernauer, William C. Foote,
   James J. Howard, Charles D.
   Hunter, L. Daniel Jorndt, Alan
   G. McNally, Cordell Reed, John                                                                                          YES   NO
   B. Schwemm, William H. Springer,                                          Will you be attending the Annual Meeting of   [ ]   [ ]
   Marilou M. von Ferstel                                                    Shareholders?

                                                                             The signatory hereby acknowledges receipt of
-----------------------------------------------------                        the accompanying Notice of Annual Meeting of
* (Except nominee(s) written above.)                                         shareholders and Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED.                         Dated:______________
IF NO DIRECTION IS SPECIFIED THIS PROXY WILL BE VOTED FOR
ELECTION OF DIRECTORS.                                                       Signature(s)________________

                                                                             ____________________________
                                                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                                                             APPEARS.  JOINT OWNERS SHOULD EACH
                                                                             SIGN WHERE APPLICABLE, INDICATE YOUR
                                                                             OFFICIAL POSITION OR REPRESENTATION
                                                                             CAPACITY.


-----------------------------------------------------------------------------------------------------------------------------------
   PLEASE SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.



To Our Shareholders:


    Whether or not you are able to attend the Annual Meeting of                        IMPORTANT
Shareholders, it is important that your shares be represented.                       THIS IS YOUR
Accordingly, please complete and sign the proxy card printed                          PROXY CARD
above, tear at the perforation, and mail the card in the                       CAREFULLY FOLD AND TEAR
enclosed postage paid envelope addressed to Walgreen Co. c/o                       ALONG PERFORATION
Harris Trust and Savings Bank.







                                                                               NAVY PIER ACCESS MAP
                                                                                (DOWNTOWN CHICAGO)




Parking is available on the north side
of Navy Pier.  Once on the north dock,
please pass the West Parking Garage and
proceed to the EAST PARKING GARAGE, the
garage closest to the Grand Ballroom.

Shareholders should use ENTRANCE 2, LOBBY
3 for access to the Grand Ballroom. Please follow posted signs.


